Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS PROVIDES UPDATE

ON COMMENTS ON FOURTH QUARTER AND STATUS
OF REVIEW OF SELECTED FINANCIAL INFORMATION

PROVO, UTAH, February 17, 2006 – Nature’s Sunshine Products, Inc. (NASDAQ:NATRE) today provided an update on its January 13th comments on operating results for the fourth quarter ended December 31, 2005, and on the status of its review of selected financial information with respect to certain if its foreign operations.  As previously announced, the Company continues to expect to report an approximate 4 percent increase in sales for the period.  However, Nature’s Sunshine is now anticipating fourth quarter operating income of approximately $0.8 million, as compared to $6.4 million in the corresponding period in 2004.  On January 13th, the Company said it expected a 3 percent increase in operating income.

The new estimate of operating income primarily reflects increased allowances for volume discounts, inventory adjustments, and increased selling, general and administrative costs.  As a result, including the previously disclosed effects of the higher tax rate resulting from the strategic transfer of certain assets from the United States to international locations, which remains unchanged, the Company currently anticipates a fourth quarter net loss of approximately $5.2 million.  The Company’s anticipated fourth quarter operating results, even as updated, are preliminary and have not been audited and, consequently, are subject to change or adjustment.

The Company noted that its cash position remains strong and that domestic operations continued to grow in 2005.  Complete operating results for the fourth quarter and 12 months ended December 31, 2005, will be reported when completed.

Nature’s Sunshine previously reported that it was reviewing selected financial information with respect to certain of its foreign operations and, therefore, the Company’s independent auditor had not completed its review of the Company’s financial statements for the three and nine month periods ended September 30, 2005.  As a result, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which was filed on November 22, 2005, included unaudited consolidated financial statements for the three and nine month periods ended September 30, 2005 for which the Company’s independent auditor had not completed its review.  Because the Form 10-Q was not complete, the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) and received notice from Nasdaq that its common stock was subject to delisting.  At a hearing before the Nasdaq Listing Qualifications Panel on December 8, 2005, the Company requested an extension to file its complete 10-Q for the third quarter of 2005.  On January 19, 2006, the Panel granted the Company an extension until March 31, 2006 to file its complete 10-Q.

Since the review commenced, the Company’s Audit Committee, which is overseeing the review, has expanded the scope of the review and commenced an investigation of certain matters identified in the review.  The investigation involves matters related to fiscal 2005 as well as prior periods. The Audit Committee engaged a nationally recognized independent law firm to assist it in the review and investigation.  The law firm engaged a nationally recognized independent accounting firm to assist it.  Concerns regarding certain transactions of the Company’s foreign subsidiaries have been identified, and continue to be reviewed.  The Company investigation is not yet completed.  However, the Company has begun to implement certain remedial measures to address the concerns about certain foreign transactions and is committed to implementing any additional remedial measures necessary to address any additional issues that may be identified by the investigation.  In addition, as soon as possible following the completion of the investigation, the Company intends to file an amendment to its 10-Q for the 3rd quarter of 2005 to reflect the review of the Company’s independent auditor.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook, the ongoing review of selected financial information of certain operations, or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, the results of the Company’s investigation, the accuracy of the Company’s estimates of fourth quarter operating results, the Company’s ability to satisfy the Nasdaq’s requirements for the Company’s continued listing on the Nasdaq National Market, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:
	Craig D. Huff	Steven S. Anreder
	Chief Financial Officer	Anreder & Co.
	Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite1308
	Provo, Utah 84605-9005	New York, NY 10016
	(801) 342-4370	(212) 532-3232

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